Exhibit 5.1

March 16, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Verso Technologies, Inc. Registration Statement on Form S-3 Registration No. 333-___

Ladies and Gentlemen:

     We have acted as counsel to Verso Technologies, Inc., a Minnesota corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), 61,640,000 shares (the “Shares”) of the Company’s common stock, $.01 par value per share (the “Common Stock”). The Shares consist of (i) 27,000,000 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of the Company’s outstanding 6% Senior Unsecured Convertible Debentures issued on February 4, 2005 (the “Senior Debentures”); (ii) 10,800,000 shares of Common Stock (the “Series A Warrant Shares”) issuable upon exercise of the Company’s outstanding Series A Warrants issued in connection with the Senior Debentures (the “Series A Warrants”); (iii) 10,000,000 shares of Common Stock (the “Series B Warrant Shares” and, together with the Series A Warrant Shares, the “Warrant Shares”) issuable upon exercise of the Company’s outstanding Series B Warrants issued in connection with the Senior Debentures (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”); (iv) 1,512,000 shares of Common Stock (the “Broker Shares”) issuable upon exercise of outstanding warrants issued by the Company to certain placement agents and, at the direction of such placement agents, their employees in connection with the Company’s sale of its Senior Debentures and Warrants (the “Broker Warrants”); and (v) 12,328,000 shares of Common Stock (the “Adjustment Shares”) which may become issuable without receipt of additional consideration by the Company by reason of certain anti-dilution adjustments affecting the Senior Debentures, Warrants and Broker Warrants.

     The opinion hereinafter set forth is given pursuant to Item 16 of Form S-3 and Item 601 of Regulation S-K. Such opinion is given solely for the benefit of the Commission and may be relied upon only by the Commission in connection with the Registration Statement and may not be used, circulated, quoted or referred to by or filed with any other person or entity, including any other governmental unit or agency, without first obtaining the express written consent of this firm.

     In giving the opinion hereinafter set forth, we have examined and relied upon, among other things: (i) the Company’s Articles of Incorporation, as amended; (ii) the Company’s Bylaws, as amended; and (iii) originals or copies, certified or otherwise identified to our

Securities and Exchange Commission
March 16, 2005

satisfaction, of such other agreements, documents, instruments and records as we have deemed necessary or appropriate under the circumstances for us to express the opinion hereinafter set forth. As to various factual matters that are material to our opinion, we have relied upon certificates of officers of the Company and certificates and orders of various public officials. In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company, the correctness and accuracy of all certificates of officers of the Company and the correctness and accuracy of all certificates and orders of various public officials. We have also made such investigations of law as we have deemed appropriate. In addition, we have assumed that the substantive laws of the State of Minnesota are identical to the substantive laws of the State of Georgia in all respects relevant hereto.

     On the basis of the foregoing, we are of the opinion that upon the issuance of the (i) Conversion Shares in accordance with the terms of the Senior Debentures, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable; (ii) Warrant Shares in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable; (iii) Broker Shares in accordance with the terms of the Broker Warrants, the Broker Shares will be duly authorized, validly issued, fully paid and non-assessable; and (iv) Additional Shares in accordance with the terms of the Senior Debentures, Warrants or the Broker Warrants, as applicable, the Additional Shares will be duly authorized, validly issued, fully paid and non-assessable.

     Our conclusions are limited to the matters expressly set forth as our “opinion” in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise the Commission of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Rogers & Hardin
ROGERS & HARDIN